Exhibit (10) (d)

MATERIAL NOTED WITH [* *] IS CONFIDENTIAL AND HAS BEEN OMITTED, PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT, AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

AGREEMENT

BY AND BETWEEN

WEST PHARMACEUTICAL SERVICES, INC.

AND

THE GOODYEAR TIRE & RUBBER COMPANY

Agreement made and entered into in Akron, Ohio, as of the date written below as to each of the parties, effective as of January 1, 2005, by and between THE GOODYEAR TIRE & RUBBER COMPANY, an Ohio corporation with offices in Akron, Ohio (hereinafter called “SELLER”) and WEST PHARMACEUTICAL SERVICES, INC., a Pennsylvania Corporation with offices in Lionville, Pennsylvania, (hereinafter called “BUYER”) whereby SELLER agrees to supply and BUYER agrees to purchase synthetic rubber under the following terms and conditions:

1.	PRODUCTS:

Natsyn® [ * * ] synthetic polyisoprene rubber

Natsyn® [ * * ] synthetic polyisoprene rubber

Natsyn® [ * * ] synthetic polyisoprene rubber

Natsyn® [ * * ] synthetic polyisoprene rubber

(the foregoing items shall collectively be referred to as the “Natsyn Products”)

Plioflex® [ * * ] emulsion styrene-butadiene rubber

(the foregoing item shall be referred to as the “Plioflex Product”)

The Natsyn Products and the Plioflex Product shall collectively be referred to as the “Products”. Each of the Products is described more thoroughly in Exhibit “A”, attached hereto (the “Specifications”). Notwithstanding the foregoing, BUYER’s sole remedy for any failure of the Products to meet the Specifications shall be covered by the Indemnification Agreement executed of even date herewith between SELLER and BUYER.

2.	QUANTITY:

SELLER agrees to supply and BUYER agrees to purchase from SELLER a majority of BUYER’S total worldwide requirement for Natsyn Products each year this Agreement remains in effect. The parties agree that the maximum amount of Products to be supplied and purchased in any one calendar year of the Term, unless otherwise agreed to in writing by the

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parties, shall be as follows: [ * * ] lbs. with respect to Natsyn Products and [ * * ] lbs. with respect to Plioflex Products. The parties may mutually agree in writing to increase the foregoing maximums, based upon demand and production capacity. BUYER agrees to purchase Products in approximately equal quantities evenly spaced throughout each of the calendar years in which this Agreement is in effect. BUYER shall provide SELLER with a forecast for BUYER’s anticipated demand for the Products for the ensuing year. BUYER shall be obligated to purchase at least 90% of the forecast during the calendar year. Both parties agree to notify the other party of any short-term disruptions in either supply or demand. SELLER shall continue to manufacture [ * * ] during the term of this Agreement, provided BUYER’s orders for same are in quantities of at least [ * * ] pounds.

3.	BASE PRICE:

The prices for the Products sold to BUYER during the Term are as follows, subject to adjustment pursuant to Section 4, below:

Natsyn® [ * * ] synthetic polyisoprene rubber	[ * * ] /lb
Natsyn® [ * * ] synthetic polyisoprene rubber	[ * * ] /lb
Natsyn® [ * * ] synthetic polyisoprene rubber	[ * * ] /lb
Natsyn® [ * * ] synthetic polyisoprene rubber	[ * * ] /lb
Plioflex® [ * * ] emulsion styrene-butadiene rubber	[ * * ] /lb

In the event that West qualifies Natsyn® [ * * ], the price for Natsyn® [ * * ] shall be reduced to [ * * ] /lb.

Notwithstanding anything to the contrary in this Agreement, if, at any time during the Term, SELLER offers to sell any or all of the Products to a competitor of BUYER at a price, adjusted for freight, which is more favorable than is provided herein, then SELLER will offer the same price to BUYER for the remainder of the Term; provided, that the foregoing shall not apply to written agreements in force as of the date of this Agreement.

4.	COST OF ENERGY AND RAW MATERIAL SURCHARGE:

The price of all Products will be subject to [ * * ] adjustments based on the cost of energy calculated on the first business day of the [ * * ] , beginning in January of 2005, as follows:

The price of all Products during a [ * * ] will be increased by [ * * ] for every [ * * ] the cost of [ * * ] increases over the benchmark of level of [ * * ]. On the first day of [* * ], the current cost for [ * * ] will be assessed based on the [ * * ] price for the prior [ * * ] months. The “last day settle” is the third to last business day of the month. For example, on the first business day in January 2005, the [ * * ] will be added together and then divided by [ * * ]. If the total is more than [ * * ] over [ * * ] than a [ * * ] surcharge per pound of Product will be added for each [ * * ] increment.

The following chart is provided for illustrative purposes and is not intended to suggest a limitation on the price of [ * * ] or the surcharge:

Price of [ * * ] per [ * * ]	Surcharge per Product Pound

[ * * ] to [ * * ]	[ * * ]
[ * * ] to [ * * ]	[ * * ]
[ * * ] to [ * * ]	[ * * ]
[ * * ] to [ * * ]	[ * * ]

The price of Natsyn Products will be subject to [ * * ] adjustments for increased raw material costs on the first business day of each [ * * ], beginning in January of 2005, as follows:

The price of Natsyn Products will be increased by [ * * ] for every [ * * ] the cost of [ * * ] , based on the [ * * ] price, exceeds the Benchmark Cost of [ * * ] . The current price of [ * * ] shall be determined each [ * * ] by using the trailing [ * * ] -month average [ * * ] price. The parties hereto agree that the Benchmark Cost of [* * ] is [ * * ].

The following chart is provided for illustrative purposes and is not intended to suggest a limitation on the price of gasoline or the surcharge:

Price of [ * * ]	Surcharge per Product Pound

[ * * ] to [ * * ]	[ * * ]
[ * * ] to [ * * ]	[ * * ]
[ * * ] to [ * * ]	[ * * ]
[ * * ] to [ * * ]	[ * * ]

5.	TERM:

The term of this Agreement shall begin on January 1, 2005 and continue until December 31, 2015. Either party may unilaterally terminate this Agreement at any time by giving the other party not less than thirty-six (36) months advance written notice of termination.

6.	LEAD TIME:

BUYER shall furnish SELLER with an annual forecast indicating the monthly amount of Products required a minimum of one hundred and twenty (120) days prior to the beginning of the next calendar year. Such annual forecast shall include (i) the required amounts of Natsyn® [ * * ] and Natsyn® [ * * ] (“Campaigned Products”) to be manufactured and supplied by SELLER to BUYER during the next calendar year and the requested delivery dates and (ii) an estimate of all other Products required to be manufactured and supplied by SELLER to BUYER during the next calendar year. SELLER will advise BUYER of scheduled production dates for Products, including the Campaigned Products, and BUYER will furnish quarterly requirements to SELLER a minimum of thirty (30) days in advance of said production. For any Products which are not Campaign Products, BUYER may order such Products by providing SELLER at least thirty (30) days notice prior to delivery.

Abrupt changes in BUYER’S requirements will be communicated to SELLER as soon as possible; provided, however, except as expressly allowed under this Agreement, or as consented to by SELLER, abrupt changes shall not relieve BUYER from its obligations hereunder.

7.	ORDERS:

All orders for Campaigned Products will be placed by BUYER’S corporate offices for all of BUYER’S world-wide locations. [ * * ]. The terms of orders for all Products shall be F.O.B. SELLER’S plant (Beaumont, Texas for the Natsyn Products or Houston, Texas for the Plioflex Product), freight collect. Risk of loss and title to the Products shall pass from SELLER to BUYER upon delivery of the Products to the carrier at SELLER’S plant.

8.	PLANNING:

During August of each year of the term of this Agreement the parties will discuss the status of these arrangements regarding the pending year as well as initial estimations for the coming year reviewing such issues as transportation, quantities, costs and on-going communications. These discussions will not affect the terms of this Agreement unless modified by a mutually executed amendment pursuant to section 15 herein.

9.	PAYMENT AND TERMS:

SELLER shall deliver monthly invoices to BUYER for purchases of Products during the previous month. Prices due and payable on all billings shall be those in effect on the date of shipment of the Products. Payment shall be Net 30 days from BUYER’s receipt of the corresponding invoice, to be paid by check to SELLER or electronic funds transfer to an account(s) designated by SELLER or by other mutual agreement.

Should BUYER fail to make payments when due or should SELLER deem itself insecure because of reasonable question as to BUYER’S financial responsibility, SELLER shall have the right to demand immediate payment or adequate assurance of financial responsibility and to suspend further shipments or decline to deliver except for cash pending satisfaction of the demand. Failure of BUYER to satisfy either of such demands within (30) days, shall constitute a material breach and SELLER shall be entitled to terminate this Agreement pursuant to Section 12, below.

10.	WAIVER OF WARRANTY AND INDEMNIFICATION:

BUYER acknowledges that, of even date herewith, BUYER is executing that certain Indemnification Agreement, a copy of the executed form of Indemnification Agreement is attached hereto as Exhibit “B” which provides indemnification rights to SELLER with respect to the Products. BUYER further acknowledges that SELLER would not execute this Agreement without BUYER executing the Indemnification Agreement. Except as expressly stated in the Indemnification Agreement, SELLER provides no warranties with respect to the Products, and except as expressly stated in the Indemnification Agreement, BUYER waives all warranties with respect to the Product.

11.	PATENTS:

SELLER shall not be liable for any infringement of patents or patent rights by virtue of the use by BUYER of any material sold pursuant to this Agreement. The election of the use to which the Product is put is solely that of the BUYER and on it solely rests the responsibility for the exercise of its judgment. SELLER warrants only, with respect to patents, that the Product supplied hereunder and its manufacture do not infringe on any patent enforceable in the United States, and SELLER shall indemnify and hold BUYER harmless to that extent, provided BUYER shall give SELLER prompt written notice of any claims made against BUYER of such infringement and permit SELLER to defend or at its discretion to settle such claim.

12.	DEFAULT:

If one party fails to perform any material obligation of this Agreement and with respect to such default, other than a failure to pay default, shall fail to correct and rectify any such default within thirty (30) days following the receipt of written notice thereof from the other party or if one party shall be adjudged a bankrupt or make an assignment for the benefit of creditors, the other party may cancel this Agreement by giving ninety (90) days prior written notice of cancellation.

13.	FORCE MAJEURE:

Neither party shall be liable or deemed in default for failure to perform nor delay in performance due to any reason beyond its control, including, but not limited to, acts of God; acts of nature; acts of government, terrorism, fire, flood, accidents, shortages or scarcity of material or fuel; or inability to obtain transportation, providing the party invoking this provision shall give the other party notice of inability to perform or deliver. For the purposes of this Agreement, labor disturbances shall be presumed to be beyond the control of the parties. Should SELLER’S production be curtailed due to occurrence of any of the causes outlined above, SELLER shall have the right, without liability therefore, to allocate its Products for its own use and among its customers in a fair and reasonable manner and on such basis as SELLER may in good faith determine.

14.	ASSIGNMENT:

Neither this Agreement, nor the rights hereunder shall be assignable by either party, by operation of law, or otherwise, without the prior written consent of the other party, except to a purchaser of substantially all of the assets of SELLER’S Chemical Division. In any case, such consent shall not be unreasonably withheld or delayed.

15.	SCOPE OF CONTRACT:

This Agreement and the Indemnification Agreement encompass the complete understanding between the parties on the subject matter hereof. If there is a conflict between the terms of this Agreement and the Indemnification Agreement, the terms of the Indemnification

Agreement shall prevail. The terms and conditions of these agreements shall override those of orders, releases, and acknowledgements issued in performance hereunder, and it shall not be modified except by mutually executed written amendment. The failure of either party to assert any right or remedy provided herein, regardless of the incidence, shall not bar the assertion of such right or remedy thereafter.

16.	RULE OF LAW:

This Agreement shall be governed and construed under the laws of the State of Ohio without reference to conflicts of laws principles.

17.	SEVERABILITY:

If any provision of this Agreement is held to be unenforceable, such provision shall be interpreted by a court of law or equity, as the case may be, in such a way as to render the provision enforceable in a manner that most closely follows the parties’ original intent. If such provision cannot be so interpreted, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable. Nothing under this paragraph shall affect the remainder of the Agreement.

18.	COUNTERPARTS

This Agreement may be executed in multiple counterparts, either originally or by facsimile, each of which shall constitute an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, this Agreement is executed as of the date written below with respect to each party, effective as of the latest date written below.

THE GOODYEAR TIRE & RUBBER COMPANY

By:	/s/	C. W. Clark
Name: C. W. Clark
Title:	Senior Vice President

Date:                May 26, 2005

WEST PHARMACEUTICAL SERVICES, INC

By:	/s/	D. E. Morel, Jr.
Name:	D. E. Morel Jr.
Title:	Chairman, President & CEO
Date:	6/9/05

EXHIBIT B

[Executed Form of Indemnification Agreement]

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into as of the date written below as to each of the parties, effective as of January 1, 2005, by and between The Goodyear Tire & Rubber Company (“SELLER”) and West Pharmaceutical Services, Inc. (“BUYER”).

WITNESSETH:

WHEREAS, BUYER, a corporation organized under the laws of Pennsylvania, having a principal place of business at 101 Gordon Drive, Lionville, PA 19341, has requested Goodyear and/or its affiliates (collectively, “SELLER”) to supply synthetic polyisoprene rubber and emulsion styrene-butadiene rubber (hereinafter “Products”) to BUYER for use in components manufactured by BUYER for resale to be included in finished products (“Components”).

WHEREAS, of even date herewith, BUYER and SELLER are executing that certain agreement pursuant to which BUYER will purchase from SELLER certain Products (“Supply Agreement”).

WHEREAS, SELLER would not execute the Supply Agreement without the execution of this Agreement as additional consideration therefore.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises, agreements and covenants herein set forth and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.              BUYER represents to SELLER that it manufactures Components in full compliance with all applicable regulatory requirements including, as applicable, (1) those of the Federal Food, Drug, and Cosmetic Act, and all accompanying medical device regulations, (2) those in place in the European Union and its individuals member States, (3) those in place in the other parts of the world where it manufactures or sells the Components, and (4) the requirements of good manufacturing practice, as arising from the above and other applicable international requirements.

2.              BUYER acknowledges that BUYER alone has determined that the Products is suitable for BUYER’S intended use, that SELLER makes no representation or warranty with respect to the proposed use of any Products, that SELLER has not marketed the Products for the proposed use, and that SELLER is not providing any technical support specific to the development of BUYER’S proposed use of Products. BUYER shall be solely responsible for the suitability of Products and the specifications thereof for the applications contemplated under this Agreement. SELLER represents and warrants that the Products shall conform in all material respects to the applicable specifications, as such term is defined in the Supply Agreement; provided, that BUYER’s exclusive remedy for any breach by SELLER of the foregoing representation and warranty shall be, at BUYER’s option, either SELLER’s prompt replacement of the nonconforming Products at SELLER’s sole expense or SELLER’s prompt refund of all amounts paid by BUYER for the nonconforming Products as long as BUYER provides SELLER written notice of such non-conforming Products within 30 days of delivery of such Products or at any time after the 30 days in the case where non-conformance resulting from foreign contamination while under SELLER’s control is confirmed by mutual agreement of BUYER and SELLER. BUYER’s Indemnification Obligations described below in Paragraph 4 shall not be affected by SELLER’s breach of the foregoing representation and warranty. EXCEPT FOR SUCH WARRANTIES SET FORTH EXPRESSLY HEREIN OR IN THE SUPPLY AGREEMENT, BUYER HEREBY WAIVES ANY AND ALL WARRANTIES WITH RESPECT TO THE PRODUCTS, INCLUDING BUT NOT LIMITED TO ANY WARRANTY AS TO MERCHANTABILITY OR FITNESS TO A PARTICULAR PURPOSE.

3.              BUYER shall not use Products to manufacture Components designed for implantation (either temporarily or permanently) in human beings. BUYER shall not use Products in the manufacture of any Components for distinctly new applications unless BUYER first obtains SELLER’s written consent.

4.        BUYER shall and does hereby agree to INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER and its respective directors, officers and employees, as well as those contractors working on-site at SELLER’s Products manufacturing plant (collectively, “Indemnified Parties”), from and against any and all actions, causes of action, suits, demands, obligations, remediation or recall costs, fines, penalties, expenses, losses, liabilities, judgments, attorneys’ fees, damages, and claims of any kind for bodily injury, death, property damage or any other liabilities, damages or losses (collectively, “Indemnification Obligations”), whether based on tort, contract or otherwise, arising out of or related to any use of or presence in any application, either alone or as a Component, of the Products purchased by BUYER under the Supply Agreement. THE PARTIES AGREE THAT THE FOREGOING INDEMNIFICATION OBLIGATIONS SHALL APPLY REGARDLESS OF ANY NEGLIGENCE OF THE INDEMNIFIED PARTIES.

5.                Promptly after an Indemnified Party receives notice of the commencement of any claim, action, suit or proceeding against it resulting in an Indemnification Obligation (“Action”), the Indemnified Party shall notify BUYER of the Action, but any failure to notify shall not relieve BUYER of its Indemnification Obligation unless such failure prejudices BUYER or adversely affects the expense of providing the indemnification in any material manner. In case any such Action shall be brought against an Indemnified Party, BUYER shall be entitled to assume the defense thereof at its sole cost. If BUYER elects to assume the defense of such Action, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If BUYER elects not to assume (or fails to assume) the defense of such Action in a reasonable period of time following BUYER’s receipt of timely notice of the Action by the Indemnified Party, the Indemnified Party shall be entitled to assume the defense of such Action with counsel of its own choice, at the expense of BUYER. If the Action is asserted against both BUYER and any Indemnified Party and there is a conflict of interest which renders it inappropriate for the same counsel to represent both BUYER and the Indemnified Party(ies), BUYER shall be responsible for paying for separate counsel selected by BUYER for the Indemnified Party(ies); provided, however, that if there is more than one Indemnified Party, BUYER shall not be responsible for paying for more than one separate firm of attorneys to represent the Indemnified Parties, regardless of the number of Indemnified Parties. If BUYER elects to assume the defense of such Action, no compromise or settlement thereof may be effected by BUYER without the Indemnified Party’s written consent (which shall not be unreasonably withheld or delayed) unless the sole relief provided is monetary damages that are paid in full by BUYER. If BUYER does not elect to assume such defense, if the Indemnified Party reaches a settlement that requires any consent or cooperation by BUYER, BUYER agrees to provide such consent or cooperation without further consideration or otherwise by the Indemnified Party.

6.             Notwithstanding anything to the contrary contained in this Agreement, in no event shall BUYER’s liability to the Indemnified Parties for Indemnification Obligations arising from a mandated or voluntary recall of third party products which incorporate any of the Components exceed $2,000,000 per occurrence; provided, that the foregoing limitation shall not apply with regard to personal injury claims arising directly or indirectly out of the purchase, end use or consumption of such third party products. The term “occurrence” shall mean any recall, voluntary or mandatory, relating to a specific product as described under any statute, rule, regulation, or guidance of or relating to the Food and Drug Administration or other governmental agency associated with the recall.

7.              In the event BUYER sells, assigns or otherwise transfers its interest in or responsibility for the manufacture of the Components or other approved application to a third party, including but not limited to a subsidiary company or entity, the terms of this Agreement, including but not limited to the Indemnification Obligations, shall continue to apply to BUYER, unless explicitly superseded by an indemnification agreement between SELLER and the assignee, and in the event SELLER sells, assigns or otherwise transfers the assets of its Chemical Division or assets which include SELLER’s plants which manufacture the Products, this Agreement may be assigned without consent of BUYER. The foregoing notwithstanding, all rights and obligations hereunder shall inure to the benefit of the parties and their respective successors and assigns (if assigned in accordance with the preceding sentence).

8.                The term of this Agreement shall be from the date of execution hereof and shall last until the expiration of the applicable statute of limitations period relating to any incident that could give rise to an Indemnification Obligation under Paragraph 4 above.

9.              The terms of this Agreement cannot be superseded or modified by any subsequent agreement between the parties hereto unless this Agreement is specifically referenced and amended in writing by the parties hereto.

10.                Each Party hereto hereby represents to the other that it has the requisite power and authority to enter into and, in the case of BUYER, to the right to perform on the Indemnification Obligations of this Agreement, without necessity of obtaining any consents or approvals from any third parties or government agencies. Additionally, each Party represents that the person signing on its behalf is an officer of such Party authorized to execute this Agreement and to bind such Party to the obligations set forth herein.

11.	This Agreement shall be construed and interpreted under the laws of the State of Ohio.

12.                If any provision of this Agreement is held to be unenforceable, such provision shall be interpreted by a court of law or equity, as the case may be, in such a way as to render the provision enforceable in a manner that most closely follows the parties’ original intent. If such provision cannot be so interpreted, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable. Nothing under this paragraph shall affect the remainder of the Agreement.

13.                This Agreement may be executed in multiple counterparts, originally or by facsimile, each of which shall constitute an original and all of which shall constitute one and the same document.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement is executed as of the date written below with respect to each party, effective as of the latest date written below.

SELLER:

THE GOODYEAR TIRE & RUBBER COMPANY

By:	/s/	C. W. Clark
Name: C. W. Clark
Title:	Senior Vice President

Date: May 26, 2005

BUYER:

WEST PHARMACEUTICAL SERVICES, INC.

By:	/s/ D. E. Morel, Jr.
Name: D. E. Morel Jr.
Title:	Chairman, President & CEO
Date:	6/9/05